EXHIBIT 12.1
                                                                ------------


                                 CADIZ LAND COMPANY, INC.
                      Ratio of Earnings to Fixed Charges Calculation

                                    ($ in thousands)



                       Pro
                      Forma
               Three   Nine     Nine
              Months  Months  Months
               Ended   Ended   Ended
               March December December           Year Ended March 31,
                 31,     31,     31,     ------------------------------------
                1997    1996     1996     1996     1995     1994       1993
             --------  ------  -------  -------   ------  -------    -------
Loss from
 continuing
 operations
 before
 income taxes
 and extra-
 ordinary
 item       $(7,396)  $(3,518)  $(6,638)  $(8,487)  $(4,706) $(4,239)  $(4,087)

Fixed
 charges:
  Interest    4,229    11,838     5,855     2,523     1,317      888       912
  Interest
   factor
   portion
   of
   rentals
   (40%)         50       151       172       111        58       13         4
           --------  --------  --------  --------  --------  -------  --------
  Total
   fixed
   charges    4,279    11,989     6,027     2,634     1,375      901       916
            -------   -------   -------  --------  --------  -------  --------
  Income
   (loss)
   from
   continuing
   opera-
    tions  $(3,117)   $ 8,471   $   611   $(5,853)  $(3,331)  $(3,338) $(3,171)
           ========   ========  =======   ========  ========  ======== ========
  Deficiency
   in the
   coverage
   of fixed
   charges
   by
   earnings
   before
   total
   fixed
   charges $(7,396) $(3,518)  $(6,638)  $(8,487)  $(4,706)  $(4,239)  $(4,087)
           ======== ========  ========  ========  ========  ========  ========